                                                                      EXHIBIT 11


          SOUTHERN PACIFIC RAIL CORPORATION AND SUBSIDIARY COMPANIES

                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------
                   (In Thousands, Except Per Share Amounts)
                                  (Unaudited)


                                          Three Months Ended             Six Months Ended
                                               June 30,                     June 30,
                                        ---------------------         ---------------------
                                        1996         1995 (1)         1996         1995 (1)
                                        ----         --------         ----         --------
Average number of shares outstanding..   156,155      156,141          156,155      156,129
                                        ========     ========         ========     ========

Net income (loss).....................  $ 17,895     $(24,014)        $ 24,007     $ (7,501)
                                        ========     ========         ========     ========

Earnings (loss) per share.............  $   0.11     $  (0.15)        $   0.15     $  (0.05)
                                        ========     ========         ========     ========

- --------------------
(1) The 1995 net loss amounts include a $64,628 pretax, $39,552 estimated after-tax special charge.

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